QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

July 15, 2004

Walter Industries, Inc.
4211 W. Boy Scout Boulevard
Tampa, Florida 33607-5724

Ladies and Gentlemen:

        We have acted as special tax counsel to Walter Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-3 filed July 15, 2004 under the Securities Act of 1933, as amended (the "Registration Statement") with respect to the registration of (i) $175,000,000 aggregate principal amount of 3.75% Convertible Senior Subordinated Notes due 2024 (the "Convertible Notes") issued pursuant to the terms of an indenture dated as of April 20, 2004, between the Company and The Bank of New York Trust Company, N.A., as trustee (the "Indenture") and (ii) an aggregate of 9,805,302 shares of Company common stock, par value $0.01 per share, that are initially issuable upon conversion of the Convertible Notes.

        In delivering this opinion letter, we have reviewed and relied upon: (i) the Registration Statement, (ii) the Indenture; (iii) the Registration Rights Agreement, dated as of April 20, 2004, between the Company, Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, and (iv) forms of the Convertible Notes.

        We also have examined and relied upon originals, or duplicates or certified or conformed copies, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the caption "Certain U.S. Federal Income Tax Considerations," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

        We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as Convertible Notes and that our opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

        We do not express any opinion herein concerning any law other than the federal tax law of the United States.

        We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement.

                        Very truly yours,

                        /s/ Simpson Thacher & Bartlett LLP

                        SIMPSON THACHER & BARTLETT LLP

QuickLinks

  Exhibit 8.1